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                                                        Rule 424(b)(3)
                                                        File No. 333-58723

Pricing Supplement No. 8                                Dated: November 24, 1998
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series I

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $25,000,000            Issue Price: 100%

Original Issue Date: November 30, 1998   Stated Maturity Date: November 30, 2001

Form: [X] Book-Entry  [] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [] Yes [] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 30th day of February, May, August and November, beginning February 26, 1999 up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 30th day of February, May, August and November, beginning February 26, 1999 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date

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Initial Interest Rate: To be determined

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A        Minimum Interest Rate: N/A

Spread (+/-): +.50%               Spread Multiplier: N/A

Optional Redemption: [] Yes [X] No
    Initial Redemption Date:
    The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [] Yes [X] No
    Optional Repayment Dates:
    Optional Repayment Prices:

Repayment Provisions:
    (If other than as specified in the Prospectus Supplement)

Discount Note: [] Yes [X] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .139%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 8
                       UNDER MTN-SERIES I PROGRAM: $790,000,000.00
                   b)  CUSIP #42333HKS0

Agent: Salomon Smith Barney
       Seven World Trade Center
       New York, New York 10048